UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 10, 2010

POSITIVEID CORPORATION

(Exact name of registrant as specified in its charter)

DELAWARE	001-33297	06-1637809
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1690 SOUTH CONGRESS AVENUE, SUITE 200 DELRAY BEACH, FLORIDA		33445
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: 561-805-8008

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition.

On March 10, 2010, PositiveID Corporation (the “Company”) issued a press release reporting its financial results for the first quarter ended March 31, 2010 (the “Press Release”). A copy of the Press Release is being furnished as Exhibit 99.1 to this Current Report on Form 8-K.

The information in this Report, including Exhibit 99.1, is being furnished pursuant to Item 2.02 of Form 8-K and General Instruction B.2 thereunder and shall not be deemed to be incorporated by reference in any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except as expressly set forth by specific reference to such filing.

ITEM 3.02. Unregistered Sales of Equity Securities.

Pursuant to the previously disclosed Convertible Preferred Stock Purchase Agreement dated September 29, 2009, between the Company and Optimus Technology Capital Partners, LLC ("Optimus"), the Company issued two tranches of Series A Preferred Stock (the “Preferred Stock”) of 296 and 166 shares at $10,000 per share (the "Series A Liquidation Value") in October and November 2009, respectively. The Preferred Stock is non-voting, non-participating and may be converted into common stock or cash at the Company’s option. The conversion of the Preferred Stock is determined by a fixed conversion price which was determined at the time of the closings of the Preferred Stock which were approximately $3.07 and $1.60, respectively. The Company is required to issue make-whole shares to Optimus equal to 35% of the Series A Liquidation Value if the Preferred Stock is redeemed prior the first anniversary of the issuance date. On May 12, 2010, the Company sent Optimus a notice of its election to convert all of the outstanding shares of Preferred Stock into 2,729,452 shares of Company common stock, which amount includes the make-whole shares. The Company issued the Preferred Stock and intends to issue the common stock issuable upon conversion of the Preferred Stock in reliance upon the exemption from registration under Section 4(2) of the Securities Act of 1933, as amended.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Press Release of PositiveID Corporation dated May 10, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PositiveID Corporation

Date: May 14, 2010

/s/ William J. Caragol

William J. Caragol

President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release of PositiveID Corporation dated May 10, 2010